                                                                     EXHIBIT 2.6

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                               PURCHASE AGREEMENT

                                      AMONG

                         PENTASTAR COMMUNICATIONS, INC.,

                              OC MERGERCO 3, INC.,

                    NETWORK COMMUNICATIONS INTEGRATION, INC.

                                     AND THE

                                  SHAREHOLDERS

                                       OF

                    NETWORK COMMUNICATIONS INTEGRATION, INC.



                              AS OF JANUARY 7, 2000


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


                                TABLE OF CONTENTS

                                                                                                                        Page
                                                                                                                        ----
1.   Definitions...........................................................................................................1

2.   Purchase and Sale.....................................................................................................1
     2.1.     Basic Transaction............................................................................................1
     2.2.     Assumption of Certain Liabilities............................................................................1
     2.3.     Purchase Price; Payment......................................................................................1
     2.4.     Sales Taxes, Etc.............................................................................................2

3.   Representations and Warranties........................................................................................2
     3.1.     Representations and Warranties of the Company and the Shareholders...........................................2
     3.2.     Representations and Warranties of PentaStar.................................................................12
     3.3.     Survival of Representations.................................................................................13
     3.4.     Representations as to Knowledge.............................................................................13

4.   Pre-Closing Covenants................................................................................................13
     4.1.     General.....................................................................................................13
     4.2.     Operation and Preservation of Business......................................................................14
     4.3.     Full Access.................................................................................................14
     4.4.     Notice of Developments......................................................................................14
     4.5.     Exclusivity.................................................................................................14
     4.6.     Announcements; Securities Law Restrictions..................................................................14
     4.7.     Bulk Sales Laws.............................................................................................14

5.   Post-Closing Covenants...............................................................................................15
     5.1.     Further Assurances..........................................................................................15
     5.2.     Transition..................................................................................................15
     5.3.     Cooperation.................................................................................................15
     5.4.     Confidentiality.............................................................................................15
     5.5.     Post-Closing Announcements..................................................................................15
     5.6.     Financial Statements........................................................................................15
     5.7.     Satisfaction of Liabilities.................................................................................15
     5.8.     Repurchase of Unpaid Receivables............................................................................16
     5.9.     Termination of Obligations..................................................................................16

6.   Conditions to Closing................................................................................................16
     6.1.     Conditions to Obligation of PentaStar.......................................................................16
     6.2.     Conditions to Obligation of the Company and the Shareholders................................................18

7.   Remedies for Breaches of This Agreement..............................................................................18
     7.1.     Indemnification Provisions for Benefit of PentaStar.  ......................................................18
     7.2.     Indemnification Provisions for Benefit of the Company and the Shareholders..................................19
     7.3.     Matters Involving Third Parties.............................................................................19
     7.4.     Other Remedies..............................................................................................20


                                       (i)

     7.5.     Basket......................................................................................................20

8.   Termination..........................................................................................................21
     8.1.     Termination of Agreement....................................................................................21
     8.2.     Effect of Termination.......................................................................................21
     8.3.     Confidentiality.............................................................................................21

9.   Miscellaneous........................................................................................................22
     9.1.     No Third-Party Beneficiaries................................................................................22
     9.2.     Entire Agreement............................................................................................22
     9.3.     Succession and Assignment...................................................................................22
     9.4.     Counterparts................................................................................................22
     9.5.     Headings and Terms..........................................................................................22
     9.6.     Notices.....................................................................................................22
     9.7.     Governing Law...............................................................................................23
     9.8.     Amendments and Waivers......................................................................................23
     9.9.     Severability................................................................................................23
     9.10.    Expenses....................................................................................................23
     9.11.    Arbitration.................................................................................................23
     9.12.    Construction................................................................................................24
     9.13.    Incorporation of Exhibits...................................................................................24
     9.14.    Shareholders' Agent.........................................................................................24


                                      (ii)

Exhibits:
Exhibit 1.1(a)                Exhibit 3.1(f)(iii)
Exhibit 1.1(b)                Exhibit 3.1(f)(v)
Exhibit 1.1(c)(i)             Exhibit 3.1(f)(vi)
Exhibit 1.1(c)(ii)            Exhibit 3.1(h)
Exhibit 1.1(d)                Exhibit 3.1(i)(i)
Exhibit 3.1(b)(ii)            Exhibit 3.1(i)(ii)
Exhibit 3.1(c)                Exhibit 3.1(k)
Exhibit 3.1(d)(i)             Exhibit 3.1(l)
Exhibit 3.1(d)(ii)            Exhibit 3.1(m)
Exhibit 3.1(e)(i)             Exhibit 3.1(n)
Exhibit 3.1(e)(iv)            Exhibit 3.1(s)
Exhibit 3.1(e)(vi)            Exhibit 3.1(t)
Exhibit 3.1(e)(vii)           Exhibit 5.8


                                      (iii)

          This Purchase Agreement is entered into as of January 7, 2000 among PentaStar Communications, Inc., a Delaware corporation ("PentaStar"), OC Mergerco 3, Inc., a Delaware corporation (the "Acquiror"), Network Communications Integration, Inc., a Washington corporation (the "Company"), and the Persons identified on the signature page hereto as Shareholders (individually, a "Shareholder" and collectively, the "Shareholders").

                                    Recitals

          A. The Shareholders own all of the issued and outstanding capital stock of the Company.

          B. The Acquiror is a newly-formed, wholly-owned subsidiary of PentaStar. The Acquiror desires to acquire from the Company, and the Company desires to sell to the Acquiror, substantially all of the Company's assets as provided in this Agreement.

          C. PentaStar, the Acquiror, the Company and the Shareholders desire to make certain representations, warranties and agreements in connection with such transaction and also desire to set forth various conditions precedent thereto.

                                    Agreement

          NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Definitions. The terms defined in Exhibit 1.1(a) shall have the meanings designated therein.

2.   Purchase and Sale.

     2.1. Basic Transaction. Subject to the terms and conditions set forth in this Agreement, the Acquiror agrees to purchase from the Company, and the Company agrees to sell to the Acquiror, all the Acquired Assets free and clear of any Encumbrance or Tax, for the consideration specified in Section 2.3. The Acquiror will have no obligation under this Agreement to purchase less than all of the Acquired Assets.

     2.2. Assumption of Certain Liabilities. Subject to the terms and conditions set forth in this Agreement, the Acquiror agrees to assume and become responsible at the Closing for all of the Assumed Liabilities. The Acquiror will not assume or have any responsibility with respect to any other Liability not expressly included within the definition of Assumed Liabilities.

     2.3. Purchase Price; Payment.

          (a) The consideration payable by the Acquiror to the Company for the Acquired Assets will be (i) cash in an amount of $10,000, (ii) the termination as of the Closing Date (pursuant to Section 5.9) of the NCI Liabilities and
(iii) the assumption of the Assumed Liabilities (collectively the "Purchase Price"). On the Closing the Acquiror will pay to the Company by wire transfer to an account designated by the Company in cash the amount of the cash portion of the Purchase Price.

          (b) The allocation of the total consideration for the Acquired Assets for Tax reporting purposes shall be as follows: (i) to cash and cash equivalents, the amount thereof; (ii) to Closing Accounts Receivable, the amount determined by the Acquiror from the Company's records, adjusted by the Acquiror to conform to GAAP; (iii) to inventory, the amount determined by the Acquiror from the Company's records, adjusted by the Acquiror to conform to GAAP; (iv) to leasehold improvements, the greater of fair market value (determined by the Acquiror from its historical experience, or in the Acquiror's sole discretion, by independent appraisal) or the current book value thereof as reflected in the Company's records, adjusted by the Acquiror to conform to GAAP; and (v) the entire remaining balance of the consideration shall be allocated to the goodwill of the Company's business or, at the Acquiror's sole discretion, to the other intangible assets which are included in the Acquired Assets. The parties acknowledge that such allocations for Tax reporting purposes were determined pursuant to arm's length bargaining regarding the fair market values of the Acquired Assets in accordance with the provisions of Code Section 1060. The parties agree to be bound by these allocations for all federal, state and local Tax reporting purposes, including for purposes of determining any income, gain, loss, depreciation or other deductions in respect of such assets. The parties further agree to prepare and file all Tax Returns (including Form 8594 under the Code) in a manner consistent with such allocations. If the Acquiror makes adjustments to conform to GAAP pursuant to clauses (ii), (iii) or (iv) above, the Acquiror will bear any out-of-pocket expense of making such adjustments.

     2.4. Sales Taxes, Etc. The Company will pay all sales, use, transfer, licensing and other Taxes, fees and charges payable in respect of or as a result of the sale and transfer of the Acquired Assets to the Acquiror pursuant to this Agreement.

     2.5. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sherman & Howard L.L.C. at 10:00 a.m. Denver, Colorado time on January 7, 2000 or as soon thereafter as possible. PentaStar may, at any time, waive any unsatisfied closing conditions specified in Section 6.1 and, upon payment by the Acquiror of the $10,000 cash portion of the Purchase Price and execution by the Acquiror of the Assignment and Assumption Agreement, the Closing shall be deemed to have occurred, and all of the Company's right, title and interest to the Acquired Assets shall be deemed conveyed to the Acquiror. All transactions contemplated by this Agreement will be effective at 12:00 a.m. local time in Seattle, Washington on the day of the Closing (such effective time being the "Closing Date").

     2.6. Deliveries at the Closing. At the Closing, (a) the Company will deliver to PentaStar the various certificates, instruments and documents, and take the actions, referred to in Section 6.1 and (b) PentaStar will deliver to the Company the various certificates, instruments and documents, and take the actions, referred to in Section 6.2.

3.   Representations and Warranties.

     3.1. Representations and Warranties of the Company and the Shareholders. The Company and the Shareholders each represent and warrant to PentaStar that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were then substituted for the date of this Agreement throughout this Section 3.1).

          (a) Organization, Good Standing, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and is qualified and authorized to do business as a foreign corporation and is in good standing in Oregon, which is the only jurisdiction in which the nature of the business conducted by it or the properties owned, leased or operated by it make such qualification necessary. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          (b)  Ownership and Capitalization.

               (i) The authorized capital stock of the Company consists of 1,000,000 shares of common stock, no par value. Each Shareholder owns, beneficially and of record, free and clear of any Encumbrance or Tax, the number of shares of the common stock, no par value, of the Company (the "Company Shares") set forth opposite such Shareholder's name on Exhibit 3.1(b)(i) and the Company Shares reflected on Exhibit 3.1(b)(i) constitute all of the issued and outstanding capital stock of the Company.

               (ii) Except as set forth on Exhibit 3.1(b)(ii), the Company has no Subsidiaries and no capital stock, securities convertible into capital stock, or any other equity interest in any other corporation, partnership, limited partnership, limited liability company, association, joint venture or other Person. Each of the entities listed on Exhibit 3.1(b)(ii) is wholly-owned, directly or indirectly, by the Company, is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, as set forth on Exhibit 3.1(b)(ii), and is qualified to do business as a foreign corporation and is in good standing in the states set forth on Exhibit 3.1(b)(ii), which are the only jurisdictions in which the nature of the business conducted by it or the properties owned, leased or operated by it make such qualification necessary. No Person has any right to acquire any interest in any Subsidiary and there are no authorized or outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary. Each such Subsidiary has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          (c) Authority; No Violation. This Agreement and the Other Seller Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved by the board of directors and shareholders of the Company in accordance with the articles of incorporation and bylaws of the Company and applicable Legal Requirements, and this Agreement and the Other Seller Agreement to which the Company is a party have been duly executed and delivered by the Company. The Company has full corporate power and authority to execute, deliver and perform this Agreement and the Other Seller Agreement to which the Company is a party, each Shareholder and each relative or affiliate of the Company or of a Shareholder who is a party to any Other Seller Agreement has full and absolute right, power, authority and legal capacity to execute, deliver and perform this Agreement and all Other Seller Agreements to which such Shareholder, relative or affiliate is a party, and this Agreement constitutes, and the Other Seller Agreements will when executed and delivered constitute, the legal, valid and binding obligations of, and shall be enforceable in accordance with their respective terms against, the Company and each such Shareholder, relative or affiliate who is a party thereto. The execution, delivery and performance of this Agreement and the Other Seller Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Legal Requirement to which the Company, any Shareholder, or any relative or affiliate of the Company or of any Shareholder who is a party to any Other Seller Agreement is subject or any provision of the articles of incorporation or bylaws of the Company or of any such affiliate, or
(ii) violate, with or without the giving of notice or the lapse of time or both, or conflict with or result in the breach or termination of any provision of, or constitute a default under, or give any

Person the right to accelerate any obligation under, or result in the creation of any Encumbrance upon any properties, assets or business of the Company, of any Shareholder, or of any such relative or affiliate pursuant to, any indenture, mortgage, deed of trust, lien, lease, license, Permit, agreement, instrument or other arrangement to which the Company, any Shareholder or any such relative or affiliate is a party or by which the Company, any Shareholder, or any such relative or affiliate or any of their respective assets and properties is bound or subject. Except for notices that will be given and consents that will be obtained by the Company and the Shareholders prior to the Closing (each of which is set forth in Exhibit 3.1(c)), neither the Company, any Shareholder, nor any such relative or affiliate need give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the parties to consummate the transactions contemplated by this Agreement and the Other Seller Agreements.

          (d)  Financial Statements

               (i) The unaudited balance sheet of the Company as of December 31, 1998, the related statements of income, shareholders' equity and cash flows for the fiscal year then ended, the unaudited balance sheet of the Company as of November 30, 1999 (the latter being referred to as the "Latest Balance Sheet"), and the related statements of income, shareholders' equity and cash flows for the eleven-month period then ended have been prepared on a consistent basis (except that the Latest Balance Sheet and the related statements of income, shareholders' equity and cash flows for the eleven-month period ended November 30, 1999 may be subject to customary year-end adjustments, none of which will be material in amount), are in accordance with the books and records of the Company (which books and records are complete and correct in all material respects), and, to the best knowledge of the Company and the Shareholders, fairly present the financial position and results of operations of the Company in all material respects as of such dates and for each of the periods indicated. As of the date of each of such balance sheet, to the best knowledge of the Company and the Shareholders, the Company had no Liability other than those set forth on each such balance sheet. Copies of the financial statements described in the first sentence in this Section 3.1(d) are attached as Exhibit 3.1(d)(i). The expenses itemized on Exhibit 3.1(d)(ii) and reflected in the Company's financial performance for the 12-month period ended December 31, 1998 will not be realized on an on-going basis after the Closing Date.

               (ii) As of the Closing, the Company will, after giving effect to the assumption of the Assumed Liabilities and the termination of the NCI Liabilities, have no Liability (and there is no known basis for the assertion of any Liability).

          (e) Absence of Certain Agreements, Changes or Events. The Company is not, except as set forth on Exhibit 3.1(e)(i), a party to or otherwise bound by any material contract or agreement (i) pursuant to which the Company is obligated to furnish any services, product or equipment and (ii) that has been prepaid with respect to any period after the Closing Date. Since November 30, 1999, the Company has not (i) incurred any debt, indebtedness or other Liability, except current Liabilities incurred in the ordinary course of business; (ii) delayed or postponed the payment of accounts payable or other Liabilities or accelerated the collection of any receivable beyond stated, normal terms; (iii) sold or otherwise transferred any of its assets or properties; (iv) except as disclosed in Exhibit 3.1(e)(iv), cancelled, compromised, settled, released, waived, written-off or expensed any account or note receivable, right, debt or claim involving more than $5,000 in the aggregate; (v) changed in any significant manner the way in which it conducts its business; (vi) except as disclosed in Exhibit 3.1(e)(vi), made or granted any individual wage or salary increase in excess of 10% or $1.00 per hour, as applicable, any general wage or salary increase, or any additional benefits of any kind or nature; (vii) except as disclosed in 3.1(e)(vii), (A) entered into any contracts or agreements, or made any commitments, involving more than $5,000 individually or in the aggregate or (B) accelerated, terminated, delayed, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $5,000 individually or in the aggregate; (viii) to the best knowledge of the Company and the Shareholders, suffered any material adverse fact or change, including, without limitation, to or in its business, assets or financial condition or customer or service provider relationships;
(ix) made any payment or transfer to or for the benefit of any shareholder, officer or director or any relative or affiliate thereof or permitted any Person, including, without limitation, any Shareholder, officer, director or employee or any relative or affiliate thereof, to withdraw assets from the Company (other than payment to the Shareholders of the proportionate monthly amount of their respective normal annualized salaries due and payable during such period); or (x) agreed to incur, take, enter into, make or permit any of the matters described in clauses (i) through (ix).

          (f)  Tax Matters.

               (i) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. To the best knowledge of the Company and the Shareholders, all material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

               (ii) To the best knowledge of the Company and the Shareholders, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

               (iii) To the best knowledge of the Company and the Shareholders, there is no basis for any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no pending or threatened dispute or claim concerning any Tax Liability of the Company. Exhibit 3.1(f)(iii) lists all federal, state, local and foreign income Tax Returns (except federal payroll Tax Returns) filed with respect to the Company for taxable periods ended on or after December 31, 1992, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. To the best knowledge of the Company and the Shareholders, the Shareholders have delivered to PentaStar correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies filed or assessed against or agreed to by the Company since December 31, 1992.

               (iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (v) Neither the Company nor any of its shareholders has ever filed (A) an election pursuant to Section 1362 of the Code that the Company be taxed as an "S" corporation, except as set forth on Exhibit 3.1(f)(v), or (B) a consent pursuant to Section 341(f) of the Code relating to collapsible corporations. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in

Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to any Tax allocation or sharing agreement. The Company has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and has no Liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

               (vi) Exhibit 3.1(f)(vi) sets forth the following information with respect to the Company as of the most recent practicable date: (A) the basis of the Company in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit or excess charitable contribution allocable to the Company.

          (g)  Assets and Properties.

               (i) The Company has good and marketable title to, or a valid leasehold interest or interest as a licensee in, the properties and assets used or held for use by it, located on its Premises, or shown on the Latest Balance Sheet or acquired after the date thereof. As of the Closing, all of the Acquired Assets will be owned by the Company, free and clear of all Encumbrances except for the Assumed Liabilities; provided, however, that PentaStar and the Acquiror hereby acknowledge and agree that the Company has not trademarked its name or "NCI" and has not performed or requested a trademark search. Accordingly, it is possible some other Person has trademarked the Company name or "NCI" or some form thereof and the Company does not warrant that there are no other Persons using its name, except that the Company does represent and warrant that it has not granted any Person the right to use the Company's name or "NCI" or any deviation thereof. Since November 30, 1999, the Company has not entered into any contract or made any commitment to sell all or any part of its assets. The Acquired Assets constitute all of the real, personal and mixed assets and property, both tangible and intangible, including Intellectual Property, which are being used or held for use by the Company in the conduct of the business and operations of the Company, consistent with historical and current practices. The Company owns or leases all equipment and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset material to the Company's operations has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear). All leases of real property between the Company and any Shareholder, officer or director or any relative or affiliate thereof are on fair market terms (including rent at fair market value). None of the Shareholders, nor any relative or affiliate thereof, own any asset, tangible or intangible, which is used in the business of the Company, other than real property leased to the Company at fair market value, which leases are set forth on Exhibit 3.1(h).

               (ii) The Company does not lease the Premises, but employees of the Company occupy space in the premises of OC Mergerco 2, Inc. in Seattle, Washington.

          (h) Lists of Contracts and Other Matters. Attached as Exhibit 3.1(h) is a correct and complete list setting forth the following items, to the extent such items relate to the Acquired Assets, the Assumed Liabilities or the business represented by the Acquired Assets:

               (i) the following contracts and other agreements in effect as of the Closing Date to which the Company is a party:

                    (A) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per year;

                    (B) any agreement pursuant to which the Company, or any of the Shareholders on behalf of the Company, has made a deposit in an amount greater than $5,000;

                    (C) any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company or its business or involve consideration in excess of $10,000;

                    (D) any agreement in which the Company participates in a partnership or joint venture;

                    (E) any agreement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has granted any Encumbrances on any of its assets, tangible or intangible;

                    (F) any agreement concerning confidentiality or noncompetition;

                    (G) any agreement with any of the Shareholders or any relative or affiliate thereof (other than the Company);

                    (H) any profit sharing, stock option, stock purchase, phantom stock, stock appreciation, profit participation, deferred compensation, severance or other plan or arrangement;

                    (I)  any collective bargaining agreement;

                    (J) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis or any agreement providing severance benefits;

                    (K) any agreement under which the Company has advanced or loaned any amount to any of its directors, officers and employees outside the ordinary course of business;

                    (L) any agreement obligating the Company to meet another party's unspecified requirements for goods or services or obligating it to purchase an unspecified amount of goods or services based on another party's ability to supply them;

                    (M) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations or future prospects of the Company; or

                    (N) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000 in any one year.

               (ii) All material claims, deposits, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment of the Company.

               (iii) All material franchises, approvals, Permits, licenses, Orders, registrations, certificates, variances and similar rights of the Company (all of which are in full force and effect to the best knowledge of the Company and the Shareholders).

               (iv) Each item of Intellectual Property owned by the Company or which is used by the Company in its business and, in each case where the Company is not the owner, the owner of the Intellectual Property.

               (v) The name of each bank or other financial institution or entity in which the Company has an account or safe deposit box (with the identifying account number or symbol) and the names of all persons authorized to draw thereon or to have access thereto.

     The Shareholders have delivered to PentaStar a correct and complete copy of each written agreement and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.1(h)(i). With respect to each such agreement, and except to the extent that such enforcement may be limited by applicable bankruptcy, reorganization, insolvency and other laws of general application affecting enforcement of creditors' rights generally: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor, to the best knowledge of the Shareholders, any other party is in breach or default, and, to the best knowledge of the Shareholders, no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

          (i)  Litigation; Compliance with Applicable Laws and Rights.

               (i) There is no outstanding Order against, nor, except as set forth on Exhibit 3.1(i)(i), is there any litigation, proceeding, arbitration or investigation by any Governmental Authority or other Person pending or, to the best knowledge of the Company and the Shareholders, threatened against, the Company, its assets or its business or relating to the transactions contemplated by this Agreement, nor, to the best knowledge of the Company and the Shareholders, is there any basis for any such action.

               (ii) To the best knowledge of the Company and the Shareholders, except as set forth on Exhibit 3.1(i)(ii), neither the Company nor the Company's assets are in violation of any applicable Legal Requirement or Right. The Company has not received notice from any Governmental Authority or other Person of any violation or alleged violation of any Legal Requirement or Right, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or is pending or, to the best knowledge of the Company and the Shareholders, threatened against the Company alleging any such violation.

          (j) Notes and Accounts Receivable. The notes and accounts receivable of the Company reflected on its Latest Balance Sheet, and all notes and accounts receivable arising on or prior to the Closing

Date, arose and will arise from bona fide transactions by the Company in the ordinary course of business and will be paid to the Acquiror as set forth in
Section 5.8.

          (k) Product Quality, Warranty and Liability. To the best knowledge of the Company and the Shareholders, all services and products sold, leased, provided or delivered by the Company to customers on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards, and there is no basis for any Liability for replacement or repair thereof or other damages in connection therewith. Except as disclosed in Exhibit 3.1(k), no service or product sold, leased, provided or delivered by the Company to customers on or prior to the Closing is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Company has no Liability and, to the best knowledge of the Company and the Shareholders, there is no basis for any Liability arising out of any injury to a Person or property as a result of the ownership, possession, provision or use of any service or product sold, leased, provided or delivered by the Company on or prior to the Closing Date. All product or service liability claims that have been asserted against the Company since January 1, 1996, whether covered by insurance or not and whether litigation has resulted or not, other than those listed and summarized on Exhibit 3.1(i)(i), are listed and summarized on Exhibit 3.1(k).

          (l) Insurance. The Company has policies of insurance (i) covering risk of loss on the Acquired Assets and (ii) covering products and services liability and liability for fire, property damage, personal injury and workers' compensation coverage, all, to the best knowledge of the Company and the Shareholders, with responsible and financially sound insurance carriers in adequate amounts and in compliance with governmental requirements and in accordance with good industry practice. All such insurance policies are valid, in full force and effect and enforceable in accordance with their respective terms and no party has repudiated any provision thereof. All such policies will remain in full force and effect until the Closing Date. Neither the Company nor, to the best knowledge of the Company and the Shareholders, any other party to any such policy is in breach or default (including with respect to the payment of premiums or the giving of notices) in the performance of any of their respective obligations thereunder, and no event exists which, with the giving of notice or the lapse of time or both, would constitute a breach, default or event of default, or permit termination, modification or acceleration under any such policy. There are no claims, actions, proceedings or suits arising out of or based upon any of such policies nor, to the best knowledge of the Company and the Shareholders, does any basis for any such claim, action, suit or proceeding exist. All premiums have been paid on such policies as of the date of this Agreement and will be paid on such policies through the Closing Date. The Company has been covered since the inception of the Company by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. All claims made during such period with respect to any insurance coverage of the Company, other than those described on Exhibit 3.1(k), are set forth on Exhibit 3.1(l).

          (m) Pension and Employee Benefit Matters. Neither the Acquiror nor PentaStar will suffer any Liability or Adverse Consequence from the Company's administration or termination of any of its Employee Benefit Plans or from any failure of any pre-Closing or post-Closing distribution of benefits to employees of the Company to be made by the Company in compliance with all applicable Legal Requirements. Neither the Acquiror nor PentaStar will have any obligation to employ any employee of the Company or to continue any Employee Benefit Plan, and will have no Liability under any plan or arrangement maintained by the Company for the benefit of any employee. The Company will remain liable for all costs of employee compensation, including benefits and Taxes relating to employment and employees attributable to periods through the Closing Date, whether reported by the Closing Date or thereafter, and all group health plan continuation coverage to which any employee, former employee or dependent is entitled because of a qualifying event (as defined in Section 4980B(f)(3) of the Code) occurring through the Closing Date or as a result of termination of employment with the Company because of the transactions contemplated by this Agreement and any benefit or excise tax liability or penalty or other costs arising from any failure by the Company to provide group health plan continuation coverage. Except as set forth on Exhibit 3.1(m), neither the Company nor any Affiliated Group which includes the Company (if any) maintains, administers or contributes to, has maintained, administered or contributed to, or has any Liability to contribute to, any Employee Benefit Plan. Exhibit 3.1(m) lists each Employee Benefit Plan that is, or at any time during the past six years was, maintained, administered, contributed to or required to be contributed to by the Company or any Affiliated Group (if any) which includes or has included the Company, and the date of termination of each such Employee Benefit Plan (if any) which has been terminated. The Company has no Liability (and there is no basis for the assertion of any Liability) as a result of the Company's or any such Affiliated Group's maintenance, administration or termination of, or contribution to, any Employee Benefit Plan. Neither the Company nor any member of any Affiliated Group (if any) which includes or has included the Company has ever been required to contribute to any Multiemployer Plan (as defined in ERISA Section 3(37)) nor has incurred any Liability under Title IV of ERISA.

          (n) Employees and Labor. Except as set forth on Exhibit 3.1(n), the Company has not received any notice, nor, to the best knowledge of the Company and the Shareholders, is there any reason to believe that any executive or Key Employee of the Company or any material group of employees of the Company has any plans to terminate his, her or its employment with the Company. To the best knowledge of the Company and the Shareholders, no executive or Key Employee is subject to any agreement, obligation, Order or other legal hindrance that impedes or might impede such executive or Key Employee from devoting his or her full business time to the affairs of the Company prior to the Closing Date and, if such person becomes an employee of the Acquiror or PentaStar, to the affairs of the Acquiror or PentaStar after the Closing Date. The Company will not be required to give any notice under the Worker Adjustment and Retraining Notification Act, as amended (29 U.S.C.A. Section 2101, et. seq.), or any similar Legal Requirement as a result of this Agreement, the Other Seller Agreements or the transactions contemplated hereby or thereby. To the best knowledge of the Company and the Shareholders, the Company does not have any labor relations problems or disputes, nor has the Company experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company is not a party to or bound by any collective bargaining agreement, there is no union or collective bargaining unit at the Company's facilities, and, to the best knowledge of the Company and the Shareholders, no union organization effort has been threatened, initiated or is in progress with respect to any employees of the Company.

          (o) Customer and Service Provider Relationships. Each customer that individually or with its affiliates was, based on the Company's revenues during the fiscal year ended December 31, 1998 or the eleven-month period ended November 30, 1999, one of the Company's ten largest customers during such fiscal year or period or accounted for 2% or more of the Company's revenues during such fiscal year or period is referred to as a "Principal Customer." Each Person who is a service provider to the Company as of the date of this Agreement is referred to as a "Principal Provider." To the best knowledge of the Company and the Shareholders, the Company has good commercial working relationships with its Principal Customers and Principal Providers and since December 31, 1998, no Principal Customer or Principal Provider has cancelled or otherwise terminated its relationship with the Company, materially decreased its purchases from or services supplied to the Company, or threatened to take any such action. The Company and the Shareholders have no reasonable basis to anticipate any problems with the Company's customer or service provider relationships. To the best knowledge of the Company and the Shareholders, no Principal Customer or

Principal Provider has any plans to terminate their relationship with the Company and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect the relationship of the Company with any Principal Customer or Principal Provider prior to the Closing Date or of the Acquiror or PentaStar with any Principal Customer or Principal Provider after the Closing Date.

          (p) Environmental Matters. To the best knowledge of the Company and the Shareholders, the Company is conducting and at all times has conducted its business and operations, and has occupied, used and operated the Premises and all other real property and facilities presently or previously owned, occupied, used or operated by the Company, in compliance with all Environmental Obligations and so as not to give rise to Liability under any Environmental Obligations or to any impact on the Company's business or activities. To the best knowledge of the Company and the Shareholders, the Company has no Liability under any Environmental Obligation, nor is there any basis for any such Liability.

          (q) Intellectual Property. To the best knowledge of the Company and the Shareholders and with the proviso as to the Company name and tradename set forth in Section 3.1(g)(i), the Company owns or has the legal right to use each item of Intellectual Property required to be identified on Exhibit 3.1(h). Except as provided on Exhibit 3.1(h) and with the proviso as to the Company name and tradename set forth in Section 3.1(g)(i), to the best knowledge of the Company and the Shareholders, the continued operation of the business of the Company as currently conducted will not interfere with, infringe upon, misappropriate or conflict with any Intellectual Property rights of another Person. To the best knowledge of the Company and the Shareholders, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company or any Intellectual Property included in the Acquired Assets. The Company has not granted any license, sublicense or permission with respect to any Intellectual Property owned or used in the Company's business. No claims are pending or, to the knowledge of the Company and the Shareholders, threatened, that the Company is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property. To the best knowledge of the Company and the Shareholders and with the proviso as to the Company name and tradename set forth in Section 3.1(g)(i), all of the Intellectual Property that is owned by the Company is owned free and clear of all Encumbrances and was not misappropriated from any Person, and all portions of the Intellectual Property that are licensed by the Company are licensed pursuant to valid and existing license agreements. To the best knowledge of the Company and the Shareholders, the consummation of the transactions contemplated by this Agreement will not result in the loss or material diminution of any Intellectual Property or rights in Intellectual Property.

          (r) Year 2000 Warranty. To the best knowledge of the Company and the Shareholders, the computer software owned by the Company and all other Intellectual Property used or held for use by the Company in its business accurately processes date/time data (including calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations and the date September 9, 1999 when either (i) used as a standalone application, or (ii) integrated into or otherwise used in conjunction with the third party hardware, software, firmware and data over which the Shareholders and the Company have no control ("Third Party Products") with which such Company software or other Intellectual Property was designated or intended to operate at the time such Company software was (i) developed or (ii) first provided to the Company's customers, or tested by the Company for such customers, whichever is later. Notwithstanding the foregoing, the Company shall not be considered to be in breach of the representation and warranty in the immediately preceding sentence if the failure of such Company software to comply with such representation and warranty is attributable solely to

(x) a failure by any Third Party Product to accurately process date/time data (including but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations and the date September 9, 1999; or (y) any modification of the Company software by any party other than the Company (unless such modification was made at the direction of the Company).

          (s) Brokers' Fees. Except as set forth on Exhibit 3.1(s), neither the Company nor any Shareholder has, and will not have as a result of the consummation of this Agreement, any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

          (t) Guaranties. The Company is not a guarantor or otherwise liable for any Liability (including indebtedness for borrowed money) of any other Person. Except as set forth on Exhibit 3.1(t), no Person is a guarantor or otherwise liable for any Liability (including indebtedness for borrowed money) of the Company.

          (u) Disclosure. To the best knowledge of the Company and the Shareholders, one of the documents or information provided to PentaStar by the Company, any Shareholder or any agent or employee thereof in the course of PentaStar's due diligence investigation and the negotiation of this Agreement and Section 3.1 of this Agreement and the disclosure Exhibits referred to therein, including the financial statements referred to above in Section 3.1, contains any untrue statement of any material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the best knowledge of the Company and the Shareholders, there is no fact which materially adversely affects the business, condition, affairs or operations of the Company or any of its properties or assets which has not been set forth in this Agreement or such Exhibits, including such financial statements.

          Nothing in the disclosure Exhibits referred to in Section 3.1 shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable disclosure Exhibit identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Each of the Company and the Shareholders acknowledge and agree that the fact that they have made disclosures pursuant to Section 3.1 or otherwise of matters, or did not have knowledge of matters, which result in Adverse Consequences to PentaStar or the Acquiror shall not relieve the Company and the Shareholders of their obligation pursuant to Section 7 of this Agreement to indemnify and hold PentaStar and the Acquiror harmless from all Adverse Consequences, to the extent provided in this Agreement.

     3.2. Representations and Warranties of PentaStar. PentaStar represents and warrants to the Company and the Shareholders that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

          (a) Organization, Good Standing, Power, Etc. PentaStar and the Acquiror are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement and the Other PentaStar Agreements and the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action. Each of PentaStar and the Acquiror have full corporate power and authority to execute, deliver and perform this Agreement and the Other PentaStar Agreements to which it is a party, and this Agreement constitutes, and the Other PentaStar Agreements will when executed and delivered constitute, the legal, valid and binding obligations of PentaStar or the Acquiror, as the case may be, and shall be enforceable in accordance with their respective terms against PentaStar or the Acquiror, as the case may be.

          (b) Capitalization. All of the issued and outstanding capital stock of the Acquiror is owned by PentaStar.

          (c) No Violation of Agreements, Etc. The execution, delivery and performance of this Agreement and the Other PentaStar Agreements, and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Legal Requirement to which PentaStar or the Acquiror is subject or any provision of the certificate of incorporation or bylaws of PentaStar or the Acquiror or (ii) violate, with or without the giving of notice or the lapse of time or both, or conflict with or result in the breach or termination of any provision of, or constitute a default under, or give any Person the right to accelerate any obligation under, or result in the creation of any Encumbrance upon any properties, assets or business of PentaStar or of the Acquiror pursuant to, any indenture, mortgage, deed of trust, lien, lease, license, agreement, instrument or other arrangement to which PentaStar or the Acquiror is a party or by which PentaStar or the Acquiror or any of their respective assets and properties is bound or subject. Except for notices and consents that will be given or obtained by PentaStar prior to the Closing, neither PentaStar nor the Acquiror need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the parties to consummate the transactions contemplated by this Agreement.

     3.3. Survival of Representations. The representations and warranties contained in Sections 3.1 and 3.2 and the Liabilities of the parties with respect thereto shall survive any investigation thereof by the parties and shall survive the Closing for 30 months, except that the Liabilities of the Shareholders with respect to the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(f), 3.1(m) and 3.1(p) and the Liabilities of PentaStar with respect to the representations and warranties set forth in Sections 3.2(a) and 3.2(b), shall survive without termination.

     3.4. Representations as to Knowledge. The representations and warranties contained in Article 3 hereof will in each and every case where an exercise of discretion or a statement to the "best knowledge," "best of knowledge" or "knowledge" is required on behalf of any party to this Agreement be deemed to require that such exercise of discretion or statement be in good faith after reasonable investigation (including, in the case of the Company and the Shareholders, inquiry of the applicable employees of the Company), with due diligence, to the best efforts of such party and be exercised always in a reasonable manner and within reasonable times.

4. Pre-Closing Covenants. The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     4.1. General. Each of the parties will use its reasonable best efforts to take all actions necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not the waiver, of the closing conditions set forth in Section
6) and the other agreements contemplated hereby. Without limiting the foregoing, the Shareholders will, and will cause the Company to, give any notices, make any filings and obtain any consents, authorizations or approvals needed to consummate the transactions contemplated by this Agreement.

     4.2. Operation and Preservation of Business. The Company will not, and the Shareholders will not cause or permit the Company to, engage in any practice, take any action or enter into any transaction outside its ordinary course of business; provided, however, that in no event will any action be taken or fail to be taken or any transaction be entered into which would result in a breach of any representation, warranty or covenant of the Company or any Shareholder. The Company will, and the Shareholders will cause the Company to, keep its business and properties, including its current operations, physical facilities, working conditions and relationships with customers, service providers, lessors, licensors and employees, intact.

     4.3. Full Access. The Company will, and the Shareholders will cause the Company to, permit PentaStar and its agents to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Company.

     4.4. Notice of Developments. The Company and the Shareholders will give prompt written notice to PentaStar of any material development which occurs after the date of this Agreement and before the Closing and affects the business, assets, Liabilities, financial condition, operations, results of operations, future prospects, representations, warranties, covenants or disclosure Exhibits of the Company. No such written notice, however, will be deemed to amend or supplement any disclosure Exhibit or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

     4.5. Exclusivity. Neither the Company nor any Shareholder will, and the Shareholders will not cause or permit the Company to, (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any portion of the assets of, the Company (including any acquisition structured as a merger, consolidation or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. No Shareholder will vote shares of the Company's stock in favor of any such transaction. The Company and the Shareholders will notify PentaStar immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

     4.6. Announcements; Securities Law Restrictions. Prior to the Closing, neither any Shareholder nor the Company shall disclose to any Person, nor issue any press release or make any public announcement concerning, the existence, terms or subject matter of this Agreement without the prior written approval of PentaStar, except (and only to the extent) previously publicly announced by PentaStar. Further, neither any Shareholder nor the Company shall violate the United States securities laws which restrict each Shareholder and the Company, as Persons with material non-public information concerning PentaStar obtained directly or indirectly from PentaStar, from purchasing or selling securities of PentaStar or from communicating such information to any other Person under any circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

     4.7. Bulk Sales Laws. In reliance upon its indemnification rights set forth in Section 7, the Acquiror waives compliance by the Company with the bulk transfer law and any other similar law of any applicable jurisdiction in respect to the transactions contemplated by this Agreement. The parties acknowledge that the States of Washington and Colorado have repealed their bulk sales laws in toto.

5. Post-Closing Covenants. The parties agree as follows with respect to the period following the Closing.

     5.1. Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 7).

     5.2. Transition. No Shareholder will knowingly take any action at any time that is designed or intended to have the effect of discouraging any customer, supplier, lessor, licensor or other business associate of the Company from establishing or continuing a business relationship with PentaStar after the Closing, except where such action is approved in writing by PentaStar.

     5.3. Cooperation. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any of the Acquired Assets or the Company's business, each of the other parties will cooperate with such party and its counsel in the contest or defense, make available their personnel, and provide such testimony as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 7).

     5.4. Confidentiality. The Company and the Shareholders will treat and hold as confidential all Confidential Information concerning PentaStar, the Company's business or the Acquired Assets, refrain from using any such Confidential Information and deliver promptly to PentaStar or destroy, at the request and option of PentaStar, all of such Confidential Information in its or their possession.

     5.5. Post-Closing Announcements. Following the Closing, no Shareholder will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of PentaStar.

     5.6. Financial Statements. The Company and the Shareholders will, upon request of PentaStar, cooperate with PentaStar and render such assistance to PentaStar and its accountants as may be required to produce such historical and on-going financial statements and audits as PentaStar may request, all at the sole cost and expense of PentaStar, but without additional consideration to the Shareholders. The Shareholders acknowledge that PentaStar may be required by applicable law to include audited financial statements with respect to the business of the Company in reports filed with governmental agencies and that the inability to audit the financial statements as of the Closing Date promptly after the Closing could have a material adverse effect on PentaStar.

     5.7. Satisfaction of Liabilities.

          (a) The Company and the Shareholders will pay and perform, as and when due, all Liabilities (other than the Assumed Liabilities) relating to the Company, the business of the Company and the Acquired Assets, including without limitation, all Taxes attributable to the transactions contemplated by this Agreement.

          (b) The Company and the Shareholders, at their expense, promptly will take or cause to be taken any action necessary to remedy any failure of the Premises or the acquired business to comply at the Closing Date with any Legal Requirement, upon receipt of notice from PentaStar at any time.

          (c) The Acquiror will pay and perform, as and when due (except to the extent the validity thereof or the Liability therefor is being contested by the Acquiror), the Assumed Liabilities.

     5.8. Repurchase of Unpaid Receivables. The Company and the Shareholders guarantee that the Closing Accounts Receivable in the amount set forth in the footnote to the balance sheet attached as Exhibit 5.8 will be fully paid to the Acquiror in accordance with their terms at their recorded amounts not later than 180 days from the Closing Date. Upon demand by PentaStar at any time after 180 days from the Closing Date, the Company and the Shareholders shall pay to the Acquiror the full amount of any unpaid Closing Accounts Receivable which is the subject of such demand; provided, however, that no Shareholder shall be required to pay more than 150% of the Shareholder's Pro Rata Amount. Upon such payment to PentaStar, the Closing Accounts Receivable which are so paid for by the Shareholders shall, without further action of any party, become the property of the Shareholders. From the Closing until 180 days after the Closing Date, PentaStar (through the Acquiror) will apply its standard accounts receivable collection procedures to the Closing Accounts Receivable; provided, however, neither the Acquiror nor PentaStar will not be required to institute suit, utilize third-party collection agencies or other agents or take other extraordinary collection actions with respect to the Closing Accounts Receivable; and, provided further, that any failure of any collection activities of the Acquiror, PentaStar or any such collection agency or other agent will not relieve the Shareholders from their guarantee of the Closing Accounts Receivable as described in this Section 5.8. With respect to the foregoing, all collections for Closing Accounts Receivable shall be applied to the invoice to which such collection relates; provided that if such invoice cannot be reasonably identified by the Acquiror, such collections will be applied on a "first in, first out" or FIFO basis, with the specific exception that a payment made by a customer will not be applied against the oldest outstanding invoice for such customer if such invoice has been disputed by the customer.

     5.9. Termination of Obligations. Effective as of the Closing Date, but only if the Closing occurs, (a) the Mutual Acknowledgement and Agreement, the Commissions Agreement and the sublease described in the definition of "NCI Liabilities" and (b) any instruments, contracts or agreements (other than this Agreement) pursuant to which PentaStar or OC Mergerco 2, Inc. may have Liability to the Company are terminated.

6.   Conditions to Closing.

     6.1. Conditions to Obligation of PentaStar. The obligation of PentaStar to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

          (a) the Company's and each Shareholder's representations and warranties shall be correct and complete at and as of the Closing Date and the Closing and any written notices delivered to PentaStar pursuant to Section 4.5 and the subject matter thereof shall be satisfactory to PentaStar;

          (b) the Company and the Shareholders shall have performed and complied with all of their covenants hereunder through the Closing;

          (c) the Company and the Shareholders shall have given all notices and procured all of the third-party consents, authorizations and approvals required to consummate the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to PentaStar;

          (d) no action, suit or proceeding shall be pending or threatened before any Governmental Authority or any other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Acquiror to own the Acquired Assets and conduct the acquired business, and no such Order shall be in effect;

          (e) there shall have been no material adverse change in the Company, the Acquired Assets or the Company's business between the date of execution of this Agreement and the Closing;

          (f) the Company and the Shareholders shall have delivered to PentaStar (i) a certificate to the effect that each of the conditions specified above in Sections 6.1(a) through (e) is satisfied in all respects, (ii) a certificate as to the adoption of resolutions by the board of directors and shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the Other Seller Agreements and the consummation of the transactions contemplated hereby and thereby, (iii) a certificate of existence, dated within 10 days of the Closing, from the Secretary of State of the State of the Company's jurisdiction of incorporation and each other state in which the Company is qualified or authorized to do business as a foreign corporation and
(iv) Exhibit 1.1(d), and the NCI Liabilities Amount set forth on thereon shall have been agreed upon by the Company and PentaStar.

          (g) the Other Seller Agreements shall have been executed and delivered by the Shareholders, as applicable;

          (h) PentaStar shall have received from the Company evidence of the termination of all Encumbrances filed against the Acquired Assets;

          (i) the Shareholders shall have delivered to PentaStar possession and control of the Acquired Assets;

          (j) the Company and the Shareholders shall have executed and delivered to PentaStar an amendment to the Company's articles of incorporation for the purpose of changing its name to a name that does not include the term "Network Communications" or any derivation thereof; and

          (k) the Company and the Shareholders shall have delivered to PentaStar such other instruments, certificates and documents as are reasonably requested by PentaStar in order to consummate the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to PentaStar.

     PentaStar may waive any condition specified in this Section 6.1 at or prior to the Closing.

     6.2. Conditions to Obligation of the Company and the Shareholders. The obligation of the Company and the Shareholders to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

          (a) PentaStar's representations and warranties shall be correct and complete at and as of the Closing Date and the Closing;

          (b) PentaStar shall have performed and complied with all of its covenants hereunder through the Closing Date;

          (c) PentaStar shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Sections 6.2(a) and
(b) is satisfied in all respects; provided, however, that if PentaStar exercises its right to close pursuant to the second sentence of Section 2.5, the exercise of such right shall constitute PentaStar's certification that the conditions specified in Sections 6.2(a) and (b) are satisfied in all respects and no certificate need be delivered;

          (d) the Other PentaStar Agreements shall have been executed and delivered by PentaStar; and

          (e) PentaStar shall have paid the Purchase Price pursuant to Section 2.3.

The Shareholders' Agent may waive any condition specified in this Section 6.2 at or prior to the Closing.

7.   Remedies for Breaches of This Agreement.

     7.1. Indemnification Provisions for Benefit of PentaStar. If the Company or any Shareholder breaches any of the representations or warranties of the Company or any Shareholder contained herein and PentaStar gives notice thereof to the Shareholders' Agent within the Survival Period, or if the Company or any Shareholder breaches any covenants of the Company or any Shareholder contained herein or any representations, warranties or covenants of the Company or any Shareholder contained in any Other Seller Agreement and PentaStar gives notice thereof to the Shareholders' Agent, then, subject to Section 7.6, the Company and each Shareholder agree to indemnify and hold harmless PentaStar and the Acquiror from and against any Adverse Consequences PentaStar or the Acquiror may suffer resulting from, arising out of, relating to or caused by any of the foregoing regardless of whether the Adverse Consequences are suffered during or after the Survival Period, up to, but in no event to exceed, 150% of the sum of all Shareholder's Pro Rata Amounts. In determining for all purposes under this Agreement (including this Section 7 and Section 8) whether there has been a breach of any representation or warranty contained in Section 3.1 and in determining for purposes of the preceding sentence the amount of Adverse Consequences suffered by PentaStar or the Acquiror, such representations and warranties shall not be qualified (other than by (A) the reference to "knowledge" set forth in the last sentence of Section 3.1(o) and (B) the references to "material" set forth in Section 3.1(u)) by "material," "materiality," "in all material respects," "best knowledge," "best of knowledge" or "knowledge" or words of similar import, or by any phrase using any such terms or words. Each Majority Shareholder also agrees to indemnify and hold harmless PentaStar and the Acquiror from and against any Adverse Consequences PentaStar or the Acquiror may suffer, up to, but in no event to exceed, 150% of the Shareholder's Pro Rata Amount of such Majority Shareholder, and each Minority Shareholder agrees to indemnify and hold harmless PentaStar and the Acquiror from and against any Adverse Consequences PentaStar or the Acquiror may suffer, but in no event to exceed 100% of the Shareholder's Pro

Rata Amount of such Minority Shareholder, which result from, arise out of, relate to or are caused by (i) any Liability of the Company or any Shareholder not included in the Assumed Liabilities or (ii) any condition, circumstance or activity existing prior to the Closing Date which relates to any Legal Requirement or any act or omission of the Company or any Shareholder or any predecessor with respect to, or any event or circumstance related to, the Company's, any Shareholder's or any predecessor's ownership, use or operation of any of the Acquired Assets, the Premises or any other assets or properties or the conduct of its or their business, regardless, in the case of (i) or (ii), of
(A) whether or not such Liability, act, omission, event, circumstance or matter was known or disclosed to PentaStar, was disclosed on any Exhibit hereto or is a matter with respect to which the Company or any Shareholder did or did not have knowledge, (B) when such Liability, act, omission, event, circumstance or matter occurred, existed, occurs or exists and (C) whether a claim with respect thereto was asserted before or is asserted after the Closing Date and (iii) any Liability resulting from any failure of the parties to comply with any applicable bulk sales or transfer Legal Requirement in connection with the transactions contemplated by this Agreement. If any dispute arises concerning whether any indemnification is owing which cannot be resolved by negotiation among the parties within 30 days of notice of claim for indemnification from the party claiming indemnification to the party against whom such claim is asserted, the dispute will be resolved by arbitration pursuant to this Agreement. Notwithstanding the foregoing, the Liability of the Shareholders to indemnify PentaStar and the Acquiror in the aggregate under this Section 7.1 shall not exceed the sum of all Shareholder's Pro Rata Amounts. The date of any notice of any claim for indemnification given by PentaStar to the Shareholders' Agent shall be referred to as a "Notice Date."

     7.2. Indemnification Provisions for Benefit of the Company and the Shareholders. If PentaStar breaches (or if any Person other than the Company or a Shareholder alleges facts that, if true, would mean PentaStar has breached) any of its representations or warranties contained herein and the Shareholders' Agent gives notice of a claim for indemnification against PentaStar within the Survival Period, or if PentaStar breaches any of its covenants contained herein or any of its representations, warranties or covenants contained in any Other PentaStar Agreement and the Shareholders' Agent gives notice thereof to PentaStar, then PentaStar agrees to indemnify and hold harmless the Company and the Shareholders from and against any Adverse Consequences the Company and the Shareholders may suffer which result from, arise out of, relate to, or are caused by the breach or alleged breach, regardless of whether the Adverse Consequences are suffered during or after the Survival Period. In determining whether there has been a breach of any representation or warranty contained in
Section 3.3 and in determining the amount of Adverse Consequences suffered by the Company and the Shareholders for purposes of this Section 7.2, such representations and warranties shall not be qualified by "material," "materiality," "in all material respects," "best knowledge," "best of knowledge" or "knowledge" or words of similar import, or by any phrase using any such terms or words. If any dispute arises concerning whether any indemnification is owing which cannot be resolved by negotiation among the parties within 30 days of notice of claim for indemnification from the party claiming indemnification to the party against whom such claim is asserted, the dispute will be resolved by arbitration pursuant to this Agreement.

     7.3. Matters Involving Third Parties.

          (a) If any Person not a party to this Agreement (including, without limitation, any Governmental Authority) notifies any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party"), then the Indemnified Party will notify each Indemnifying Party thereof in writing within 15 days after receiving such notice. No delay on the part of the Indemnified Party in notifying any Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b) Any Indemnifying Party will have the right, at its sole cost and expense, to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 10 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. If the Indemnifying Party does not assume control of the defense or settlement of any Third Party Claim in the manner described above, it will be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim.

          (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (d) In the event any of the conditions in Section 7.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to or caused by the Third Party Claim to the fullest extent provided in this Section 7.

     7.4. Other Remedies. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have.

     7.5. Basket. Notwithstanding anything to the contrary in this Section 7, the Company and the Shareholders will not have any obligation to indemnify PentaStar or the Acquiror from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Company or the Shareholders set forth in
Section 3.1 until PentaStar and the Acquiror have suffered Adverse Consequences by reason of any or of all such breaches in excess of

Ten Thousand Dollars ($10,000) in the aggregate, after which point the Company and the Shareholders will be obligated to indemnify PentaStar and the Acquiror from and against the entirety of any such Adverse Consequences exceeding Ten Thousand Dollars ($10,000).

8.   Termination.

     8.1. Termination of Agreement. The parties may terminate this Agreement as provided below:

          (a) PentaStar and the Shareholders' Agent may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (b) PentaStar may terminate this Agreement by giving written notice to the Shareholders' Agent at any time prior to the Closing (i) in the event the Company or any Shareholder has breached any representation, warranty or covenant contained in this Agreement in any material way, PentaStar has notified the Shareholders' Agent of the breach, and the breach has not been cured within 10 days after the notice of breach or (ii) if the Closing has not occurred on or before January 15, 2000 because of the failure of any condition precedent to PentaStar's obligations to consummate the Closing (unless the failure results primarily from PentaStar breaching any representation, warranty or covenant contained in this Agreement in any material way); or

          (c) the Shareholders' Agent may terminate this Agreement by giving written notice to PentaStar at any time prior to the Closing (i) if PentaStar has breached any representation, warranty or covenant contained in this Agreement in any material way, the Shareholders' Agent has notified PentaStar of the breach, and the breach has not been cured within 10 days after the notice of breach or (ii) if the Closing has not occurred on or before January 15, 2000 because of the failure of any condition precedent to the Company's and the Shareholders' obligations to consummate the Closing (unless the failure results primarily from the Company or any Shareholder breaching any representation, warranty or covenant contained in this Agreement in any material way).

     8.2. Effect of Termination. Neither the Company and the Shareholders, on the one hand, nor PentaStar and the Acquiror, on the other hand, will have any liability or obligation to the other upon termination of this Agreement for any reason whatsoever, unless the termination is directly based on or arising from a material breach of any representations, warranties or covenants contained in this Agreement of the Company and the Shareholders, on the one hand, or PentaStar and the Acquiror, on the other hand, and such breach results in, relates to or concerns an item, fact or circumstance that is materially adverse to the Company, on the one hand, or PentaStar or the Acquiror, on the other hand, as applicable. In the case of such a breach, the Company and the Shareholders, on the one hand, or PentaStar and the Acquiror, on the other hand, shall be entitled to seek all relief to which it or they are entitled under applicable law from PentaStar and the Acquiror, on the one hand, and the Company, on the other hand, as applicable, but not from any Shareholder. Notwithstanding anything herein in this Agreement to the contrary, no Shareholders shall have any liability to PentaStar or the Acquiror upon the termination of this Agreement for any reason whatsoever.

     8.3. Confidentiality. If this Agreement is terminated, each party will treat and hold as confidential all Confidential Information concerning the other parties which it acquired from such other parties in connection with this Agreement and the transactions contemplated hereby.

9.   Miscellaneous.

     9.1. No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

     9.2. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

     9.3. Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither the Company nor any Shareholder may assign this Agreement or any of its, his or her rights, interests or obligations hereunder without the prior written approval of PentaStar. PentaStar may assign its rights and obligations hereunder as permitted by law, including, without limitation, to any debt or equity financing source.

     9.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. The execution of a counterpart of the signature page to this Agreement will be deemed the execution of a counterpart of this Agreement. This Agreement may be delivered by facsimile and facsimile signatures will be treated as original signatures for all applicable purposes.

     9.5. Headings and Terms. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The singular or plural includes the other, as the context requires or permits. The word "include" (and any variation) is used in an illustrative sense rather than a limiting sense.

     9.6. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, or by courier, telecopy or facsimile, and addressed to the intended recipient as set forth below:


     If to the Company or any
     Shareholder:                         Copy to:

     Addressed to the
     Shareholders' Agent at:

     870 Skyline Tower                    Schneider Law Firm
     Network Communications               520 Kirkland Way, Suite 400
       Integration, Inc.                  Post Office Box 786
     4122 128th Avenue, S.E., Suite 300   Kirkland, Washington  98083-0786
     Bellevue, Washington  98006          Attn: Jaye Lynn Schneider
     Attn: Dennis Schillinger             Telecopy: (425) 822-1486
     Telecopy: (425) 456-1301

     If to PentaStar:                     Copy to:

     PentaStar Communications, Inc.       Sherman & Howard L.L.C.
     1522 Blake Street                    633 Seventeenth Street, Suite 3000
     Denver, Colorado  80202              Denver, Colorado  80202
     Attn: Chief Executive Officer        Attn: B. Scott Pullara
     Telecopy: (303) 825-4402             Telecopy: (303) 298-0940

Notices will be deemed given three days after mailing if sent by certified mail, when delivered if sent by courier, and upon receipt of confirmation by person or machine if sent by telecopy or facsimile transmission. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     9.7. Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Colorado (with the exception of the bulk sales laws, which shall be governed by and construed in accordance with the domestic laws of the State of Washington) without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

     9.8. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same is in writing and signed by PentaStar and the Shareholders' Agent. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

     9.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     9.10. Expenses. Except as otherwise provided in Section 8.2, (a) PentaStar shall bear its own costs and expenses (including, without limitation, legal fees and expenses) incurred either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby and (b) the Company and the Shareholders will bear all costs and expenses (including, without limitation, all legal, accounting and tax related fees and expenses, all fees, commissions, expenses and other amounts payable to any broker, finder or agent) incurred by the Company or by any Shareholder either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby.

     9.11. Arbitration. Any disputes arising under or in connection with this Agreement, including, without limitation, those involving claims for specific performance or other equitable relief, will be submitted to binding arbitration in Denver, Colorado before the Judicial Arbiter Group, but under the Commercial Arbitration Rules of the American Arbitration Association under the authority of federal and state arbitration statutes, and shall not be the subject of litigation in any forum. If the Judicial Arbiter Group is unavailable to conduct the arbitration, then it shall be before another arbitral body in Denver, Colorado selected by PentaStar and the Shareholders' Agent or, if they cannot agree on another arbitral body, the American

Arbitration Association. EACH PARTY, BY SIGNING THIS AGREEMENT, VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVES ANY RIGHTS SUCH PARTY MAY OTHERWISE HAVE TO SEEK REMEDIES IN COURT OR OTHER FORUMS, INCLUDING THE RIGHT TO JURY TRIAL. The arbitrator shall have full authority to order specific performance and other equitable relief and award damages and other relief available under this Agreement or applicable law, but shall have no authority to add to, detract from, change or amend the terms of this Agreement or existing law. All arbitration proceedings, including settlements and awards, shall be confidential. The decision of the arbitrators will be final and binding, and judgment on the award by the arbitrators may be entered in any court of competent jurisdiction. THIS SUBMISSION AND AGREEMENT TO ARBITRATE WILL BE SPECIFICALLY ENFORCEABLE. The prevailing party or parties in any such arbitration or in any action to enforce this Agreement will be entitled to recover, in addition to any other relief awarded by the arbitrator, all reasonable costs and expenses, including fees and expenses of the arbitrators and attorneys, incurred in connection therewith. If each party prevails on specific issues in the arbitration, the arbitrator may allocate the costs incurred by all parties on a basis the arbitrator deems appropriate.

     9.12. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" will mean including without limitation. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party breaches any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

     9.13. Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

     9.14. Shareholders' Agent. The Company and each Shareholder hereby authorize and appoint the Shareholders' Agent as its, his or her exclusive agent and attorney-in-fact to act on behalf of each of them with respect to all matters which are the subject of this Agreement, including, without limitation,
(a) receiving or giving all notices, instructions, other communications, consents or agreements that may be necessary, required or given hereunder and
(b) asserting, settling, compromising, or defending, or determining not to assert, settle, compromise or defend, (i) any claims which the Company or any Shareholder may assert, or have the right to assert, against PentaStar, or (ii) any claims which PentaStar or the Acquiror may assert, or have the right to assert, against the Company or any Shareholder. The Shareholders' Agent hereby accepts such authorization and appointment. Upon the receipt of written evidence satisfactory to PentaStar to the effect that the Shareholders' Agent has been substituted as agent of the Company and the Shareholders by reason of his death, disability or resignation, PentaStar shall be entitled to rely on such substituted agent to the same extent as they were theretofore entitled to rely upon the Shareholders' Agent with respect to the matters covered by this Section
9.14. Neither the Company nor any Shareholder shall act with respect to any of the matters which are the subject of this Agreement except through the Shareholders' Agent. The Company and the Shareholders acknowledge and agree that PentaStar may deal exclusively with the Shareholders' Agent in respect of such matters, that the enforceability of this Section 9.14 is material to PentaStar, and that PentaStar has relied upon the enforceability of this Section 9.14 in entering into this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          PENTASTAR:

                                          PENTASTAR COMMUNICATIONS, INC.


                                          By: /s/ Robert Lazzeri
                                             -----------------------------------
                                          Name: Robert S. Lazzeri
                                               ---------------------------------
                                          Title: CEO
                                                --------------------------------


                                          ACQUIROR:

                                          OC MERGERCO 3, INC.


                                          By: /s/ Robert Lazzeri
                                             -----------------------------------
                                          Name: Robert S. Lazzeri
                                               ---------------------------------
                                          Title: CEO
                                                --------------------------------


                                          COMPANY:

                                          NETWORK COMMUNICATIONS
                                          INTEGRATION, INC.



                                          By: /s/ Nicolas van Gelder
                                             -----------------------------------
                                          Name: Nicolas van Gelder
                                               ---------------------------------
                                          Title: President
                                                --------------------------------

                                          SHAREHOLDERS:


                                          /s/ Dennis W. Schillinger
                                          --------------------------------------
                                          Dennis W. Schillinger


                                          /s/ Nicolas van Gelder
                                          --------------------------------------
                                          Nicolas van Gelder

                                          /s/ Norma A. Douthit
                                          --------------------------------------
                                          Norma Douthit


                                          /s/ John R. Hall
                                          --------------------------------------
                                          John Hall


                                          /s/ Charles E. Gibson
                                          --------------------------------------
                                          Charles Gibson

Spouses of Shareholders (not Shareholders)



/s/ Monica Schillinger
-------------------------
Monica Schillinger


/s/ Kirstin van Gelder
-------------------------
Kirstin van Gelder


/s/ David T. Douthit
-------------------------
David T. Douthit


/s/ Judy Gibson
-------------------------
Judy Gibson


/s/ Glenda F. Blackburn
-------------------------
Glenda Blackburn



                     [SIGNATURE PAGE TO PURCHASE AGREEMENT]

                                                                  Exhibit 1.1(a)

                                  DEFINED TERMS


          Acquiror has the meaning given it in the preamble to this Agreement.

          Acquired Assets means all right, title and interest of the Company in and to all of the tangible and intangible assets, including cash and cash equivalents, of the Company.

          Adverse Consequences means all actions, suits, proceedings, investigations, complaints, claims, demands, Orders, Liabilities, liens, losses, damages, penalties, fines, settlements, costs, remediation costs, expenses and fees (including court costs and reasonable fees and expenses of counsel and other experts), plus interest at a rate equal to two percentage points above the prime rate quoted by PentaStar's principal lender from time to time accrued from the date of such Adverse Consequence.

          Affiliated Group means any affiliated group within the meaning of Code
Section 1504 or any similar group defined under a similar provision of state, local or foreign law.

          Assignment and Assumption Agreement means the Assignment and Assumption Agreement between the Company and the Acquiror in the form of Exhibit 1.1(b) pursuant to which the Acquiror will assume the Assumed Liabilities.

          Assumed Liabilities means (a) the obligations of the Company arising after the Closing Date under those contracts which are identified by PentaStar on Exhibit 1.1(c)(i) with respect to the period after the Closing Date, and (b) the obligations of the Company in the amounts expressly set forth on Exhibit 1.1(c)(ii). Assumed Liabilities will not include any other Liability.

          Business Day means any day on which commercial banks are open for business in Denver, Colorado.

          Closing Accounts Receivable means all accounts (including late fees and interest charges thereon) and notes receivable of the Company which are in existence as of the Closing Date.

          Closing and Closing Date have the meanings given in Section 2.5.

          Code means the Internal Revenue Code of 1986, as amended.

          Company has the meaning given it in the preamble to the Agreement, except that for purposes of Section 3.1 the term the "Company" shall mean the Company and all of its Subsidiaries.

          Confidential Information means any information concerning the subject Person or the subject Person's business, products, financial condition, prospects and affairs that is not already generally available to the public.

          Employee Benefit Plan means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan


                                Exhibit 1.1(a)-1
or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan, as defined in ERISA Section 3(37)) or (d) Employee Welfare Benefit Plan.

          Employee Pension Benefit Plan has the meaning set forth in ERISA
Section 3(2).

          Employee Welfare Benefit Plan has the meaning set forth in ERISA
Section 3(1).

          Encumbrance means any mortgage, pledge, conditional sale agreement, charge, claim, interest of another Person, lien, security interest, title defect or other encumbrance.

          Environmental Obligations means all present and future Legal Requirements and Permits concerning land use, public health, safety, welfare or the environment, including, without limitation, the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, and the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), as amended.

          ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any regulations, rules or orders promulgated thereunder.

          GAAP means generally accepted accounting principles as in effect from time to time in the United States.

          Governmental Authority means the United States of America, any state, commonwealth, territory or possession of the United States of America, any political subdivision thereof (including counties, municipalities, home-rule cities and the like), and any agency, authority or instrumentality of any of the foregoing, including, without limitation, any court, tribunal, department, bureau, commission or board.

          Hazardous Materials means any material, chemical, compound, mixture, hazardous substance, hazardous waste, pollutant or contaminant defined, listed, classified or regulated under any Environmental Obligation.

          Indemnified Party has the meaning given it in Section 7.3(a).

          Indemnifying Party has the meaning given it in Section 7.3(a).

          Intellectual Property means all trade, corporate, business and product names, trademarks, trademark rights, service marks, copyrights, patents, patent rights, trade secrets, business, customer and technical information, and computer software, all registrations, licenses and applications pertaining thereto, and all related documentation and goodwill.

          Key Employee means an employee, other than an executive, whose responsibilities are integral or material to the sustained operations of the business or implementation of the business plan.

          Latest Balance Sheet has the meaning given it in Section 3.1(d).

          Legal Requirement means any constitution, statute, ordinance, code, or other law (including common law), rule, regulation, Order, notice, standard, procedure or other requirement enacted, adopted,


                                Exhibit 1.1(a)-2
applied or issued by any Governmental Authority, including, without limitation, judicial decisions applying or interpreting any such Legal Requirement.

          Liability means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

          Majority Shareholder means a Shareholder owning more than three percent (3%) of the issued and outstanding shares of the Company, as determined from Exhibit 3.1(b)(i).

          Minority Shareholder means a Shareholder other than a Majority Shareholder.

          NCI Liabilities means (i) the principal and accrued interest through the Closing Date under that certain Secured Promissory Note dated August 12, 1999 from the Company to ICM Communications Integration, Inc. ("ICM"), in the original principal amount of $540,000, (ii) all amounts due and owing through the Closing Date by the Company to OC Mergerco 2, Inc. under that certain Mutual Acknowledgement and Agreement dated July 31, 1999 between ICM and the Company,
(iii) all amounts due and owing through the Closing Date by the Company to OC Mergerco 2, Inc. under that certain Commissions Agreement dated October 26, 1999 between ICM and the Company and (iv) all amounts due and owing through the Closing Date by the Company under the sublease for Suite 400, 4122 128th Avenue, S.E., Bellevue, Washington, between ICM, as lessor, and the Company, as lessee. The Company and the Shareholders acknowledge that OC Mergerco 2, Inc., a wholly-owned subsidiary of PentaStar, has succeeded to the rights of ICM under the above-referenced instruments, contracts and agreements as a result of the October 29, 1999 merger of ICM into OC Mergerco 2, Inc.

          NCI Liabilities Amount means the aggregate amount of the NCI Liabilities as of the Closing Date, as set forth on Exhibit 1.1(d) as of the Closing. Exhibit 1.1(d) shall be prepared by the Company and delivered to PentaStar three Business Days prior to the Closing. If PentaStar accepts such Exhibit, it shall be attached to this Agreement. If PentaStar rejects such Exhibit, the Company and PentaStar shall attempt in good faith to agree upon such Exhibit, and if so agreed to it shall be attached to this Agreement as
Exhibit 1.1(d).

          Notice Date has the meaning given it in Section 7.1.

          Orders means all judgments, injunctions, orders, rulings, decrees, directives, notices of violation or other requirements of any Governmental Authority or arbitrator having jurisdiction in the matter, including a bankruptcy court or trustee.

          Other PentaStar Agreements means the Assignment and Assumption Agreement, the Bill of Sale and the other documents and instruments to be executed and delivered by PentaStar or the Acquiror pursuant to this Agreement.

          Other Seller Agreements means the Assignment and Assumption Agreement, the Bill of Sale and the other documents and instruments to be executed and delivered by the Company, any Shareholder or any relative or affiliate of the Company or of any Shareholder pursuant to this Agreement.

          PentaStar has the meaning given it in the preamble to this Agreement.


                                Exhibit 1.1(a)-3

          Permits means all permits, licenses, consents, franchises, authorizations, approvals, privileges, waivers, exemptions, variances, exclusionary or inclusionary Orders and other concessions, whether governmental or private, including, without limitation, those relating to environmental, public health, welfare or safety matters.

          Person means an individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization or Governmental Authority.

          Premises means the real property, buildings and improvements thereon constituting the business premises of the Company located at 4122 128th Avenue, S.E., Suite 400, Bellevue, Washington.

          Principal Customer has the meaning given it in Section 3.1(o).

          Principal Provider has the meaning given it in Section 3.1(o).

          Purchase Price has the meaning given it in Section 2.3.

          Right means any right, property interest, concession, patent, trademark, trade name, copyright, know-how or other proprietary right of another Person.

          Shareholder's Pro Rata Amount means, with respect to a particular Shareholder, the dollar amount determined by multiplying (a) that Shareholder's percentage ownership of the Company determined based upon Exhibit 3.1(b)(i), by
(b) the sum of (i) the cash portion of the Purchase Price, (ii) the NCI Liabilities Amount and (iii) the amount of the obligations set forth on Exhibit 1.1(c)(ii).

          Shareholders has the meaning given it in the preamble to this Agreement.

          Shareholders' Agent means Dennis Schillinger (or the substituted agent described in Section 9.14) acting as agent for the Company and the Shareholders pursuant to Section 9.14.

          Shares means all of the issued and outstanding capital stock of the Company.

          Subsidiary means, with respect to the Company, any corporation, partnership, limited liability company or entity in which the Company has an equity interest.

          Survival Period means, with respect to a representation or warranty, the applicable period after the Closing Date during which such representation or warranty survives pursuant to Section 3.3.

          Tax means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, documentary, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.


                                Exhibit 1.1(a)-4

          Tax Return means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          Third Party Claim has the meaning given it in Section 7.3(a).

          Third Party Product has the meaning given it in Section 3.1(r).


                               Exhibit 3.1(h)(i)-5

                                                               Exhibit 3.1(b)(i)

    SHAREHOLDER            NUMBER OF COMPANY SHARES OWNED
    -----------            ------------------------------
Dennis W. Schillinger
Nicolas van Gelder
Norma Douthit
John Hall
Charles Gibson







                               Exhibit 3.1(b)(i)-1